Exhibit 23.2

Consent of Independent Auditors

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Five Star Quality Care, Inc. for the registration of $300,000,000 of securities and to the incorporation by reference therein of our report dated March 2, 2004, except for Note 5, as to which the date is March 26, 2004, with respect to the consolidated financial statements of LTA Holdings, Inc. and Subsidiaries included in Five Star Quality Care, Inc.’s Current Report (Form 8-K), dated January 7, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Ernst & Young LLP

Nashville, Tennessee
January 6, 2005